Exhibit 4.2

INCREASE JOINDER

[NAME OF LENDER]

Tribune Company
435 North Michigan Avenue
Chicago, Illinois 60603

Re: Incremental Term Commitments

Ladies and Gentlemen:

     Reference is hereby made to the Credit Agreement, dated as of May 17, 2007, among Tribune Company (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”) (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings set forth in the Credit Agreement.

     Each Lender (each, an “Incremental Term Lender”) party to this Agreement (this “Agreement”) hereby severally agrees to provide the Incremental Term Commitment set forth opposite its name on Annex I attached hereto (for each such Incremental Term Lender, its “Incremental Term Commitment”). Each Incremental Term Commitment provided pursuant to this Agreement shall be subject to all of the terms in the Credit Agreement and to the conditions set forth in Section 2.17 thereof, and shall be entitled to all the benefits afforded by the Credit Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantee and security interests created by the Pledge Agreement.

     Each Incremental Term Lender, the Borrower and the Administrative Agent acknowledge and agree that the Incremental Term Commitments provided pursuant to this Agreement shall constitute additional Tranche B Commitments (other than Initial Tranche B Commitments) and, upon the incurrence of Incremental Term Advances pursuant to such Incremental Term Commitments, shall constitute Tranche B Advances for all purposes of the Credit Agreement and the other applicable Loan Documents. Each Incremental Term Lender, the Borrower and the Administrative Agent further agree that, with respect to the Incremental Term Commitment provided by each Incremental Term Lender pursuant to this Agreement, such Incremental Term Lender shall receive from the Borrower such upfront fees, unutilized commitment fees and/or other fees, if any, as may be separately agreed to in writing by the Borrowerand such Incremental Term Lender, all of which fees shall be due and payable to such Incremental Term Lender on the terms and conditions set forth in each such separate agreement.

     Furthermore, each of the parties to this Agreement hereby agree to the terms and conditions set forth on Annex I hereto in respect of each Incremental Term Commitment provided pursuant to this Agreement.

     Each Incremental Term Lender party to this Agreement, to the extent not already a party to the Credit Agreement as a Lender thereunder, (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and to become a Lender under the Credit Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender.

     Upon (i) the execution of a counterpart of this Agreement by each Incremental Term Lender, the Administrative Agent and the Borrower, (ii) the delivery to the Administrative Agent of a fully executed counterpart (including by way of facsimile or other electronic transmission) hereof, (iii) the payment of any fees then due and payable in connection herewith, provided such fees and expenses have been invoiced at least two (2) Business Days prior to the Increase Effective Date; (iv) the satisfaction of any other conditions precedent set forth in Section 9 of Annex I hereto, and (v) the delivery to the Administrative Agent of each of the documents listed on Annex II hereto, each Incremental Term Lender party hereto (x) shall be obligated to make the Incremental Term Advances provided to be made by it as provided in this Agreement on December 20, 2007 on the terms, and subject to the conditions, set forth in this Agreement and (y) shall have the rights and obligations of a Lender thereunder and under the other applicable Loan Documents.

     The Borrower acknowledges and agrees that (i) it shall be liable for all Obligations with respect to the Incremental Term Commitments provided hereby including, without limitation, all Incremental Term Advances made pursuant hereto, and (ii) all such Obligations (including all such Incremental Term Advances) shall be entitled to the benefits of the Pledge Agreement and the Guarantee.

     You may accept this Agreement by signing the enclosed copies in the space provided below, and returning one copy of same to us before the close of business on December 20, 2007. If you do not so accept this Agreement by such time, our Incremental Term Commitments set forth in this Agreement shall be deemed canceled.

     After the execution and delivery to the Administrative Agent of a fully executed copy of this Agreement (including by way of counterparts and by facsimile or other electronic transmission) by the parties hereto, this Agreement may only be changed, modified or varied by written instrument in accordance with the requirements for the modification of Loan Documents pursuant to Section 8.01 of the Credit Agreement.

     In the event of any conflict between the terms of this Agreement and those of the Credit Agreement, the terms of the Credit Agreement shall control.

     THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

Very truly yours,

[NAME OF LENDER]

By:______________________
     Name:
     Title:

Agreed and Accepted this 20th day of December, 2007: TRIBUNE COMPANY By:______________________ Name: Title: JPMORGAN CHASE BANK, N.A., as Administrative Agent By:______________________ Name: Title:

ANNEX I

TERMS AND CONDITIONS FOR INCREMENTAL TERM COMMITMENT AGREEMENT Dated as of December 20, 2007

1.	Name of Borrower: Tribune Company

2.	Incremental Term Commitment Amount:

Names of Incremental Term Lender	Amount of Incremental Term Commitment
[INSERT NAME OF LENDER]	$[ ]

3.	Designation of Tranche of Incremental Term Commitments (and Incremental Term Advances to be funded thereunder): To be added to the existing Tranche B Advances.

4.	Indicate the Increase Effective Date: December 20, 2007.

5.	Incremental Term Advance Maturity Date: The Tranche B Maturity Date.

7.	Dates for, and amounts of, Incremental Term Scheduled Repayments: Identical to Tranche B Advances as set forth in Section 2.06(b) of the Credit Agreement.

8.	Applicable Margins: As determined by the Borrower and Lenders of the Incremental Term Advances as set forth in Section 2.17(c)(iv) of the Credit Agreement.

9.	Other Conditions Precedent:

	A.	No Default shall have occurred and be continuing or would result from the bor- rowings to be made on the Increase Effective Date.

	B.	There shall not have occurred a Material Adverse Effect.

	C.	The Acquisition Conditions shall have been satisfied.

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ANNEX II

REQUIRED DOCUMENTS

     1. The officers’ certificate required to be delivered pursuant to Section 2.17(b)(ii)(A) of the Credit Agreement certifying that the representations of Borrower and its Subsidiaries contained in Sections 4.01(a), (b) (other than clauses (ii) - (iv)), (c), (d), (g), (j) and (l)(ii) are true and correct in all material respects as of the Increase Effective Date.

     2. A favorable written opinion of Sidley Austin LLP, special counsel for the Borrower, in a form reasonably acceptable to the Administrative Agent.

     3. A solvency certificate duly executed and delivered by the chief financial or accounting officer of the Borrower substantially in the form provided to the “Lenders” under the Senior Unsecured Interim Loan Agreement dated on or about the Increase Effective Date.

     4. A certificate of each Loan Party, dated the Increase Effective Date and executed by its Secretary, Assistant Secretary or director, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party (certified by the relevant authority of the jurisdiction of organization of such Loan Party), and a true and correct copy of its by-laws, memorandum and articles of incorporation or operating, management, partnership or equivalent agreement to the extent applicable and a good standing certificate for each Loan Party from its jurisdiction of organization to the extent such concept exists in such jurisdiction.

5. “Bring down” lien searches with respect to the Borrower.

6. A notice of Borrowing substantially in the form of Exhibit B to the Credit Agreement.

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